Exhibit (k)(4)

Form of Services Agreement
This Services Agreement (the “Agreement”) is entered into and effective as of February 28th, 2020 (the “Effective Date”) by and among:

i.	ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“ALPS”);

ii.	CIM Real Assets & Credit Fund, a trust organized in the State of Delaware (the “Company”)

iii.
CIM Capital IC Management, LLC, a registered investment adviser organized in the State of Delaware Adviser”). The Adviser also serves as co-administrator to the Company pursuant to the CIM Administration Agreement (as defined here).

Company, Adviser and ALPS each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation
1.1.    As used in this Agreement, the following terms have the following meanings:
(a)    “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).
(b)    “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.
(c)     “CIM Administration Agreement” means that certain Administration Agreement between the Company and CIM Capital IC Management, LLC in its capacity as co-administrator (the “Co-Administrator”), dated February 28th, 2020.
(d)    “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.
(e)    “Client Data” means all data of Company (or, if a Management entity receives Services, such entity), including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Company or Adviser and all output and derivatives thereof, necessary to enable ALPS to perform the Services, but excluding ALPS Property.
(f)    “Confidential Information” means any information about Company or ALPS, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.
(g)     “Data Supplier” means a supplier of Market Data.
(h)     “Governing Documents” means the constitutional documents of an entity and, with respect to Company, all minutes of meetings of the board of directors or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, board or committee charters, policies and procedures, investment advisory agreements, other material agreements, and other disclosure or operational documents utilized by Company in connection with its operations, the offering of any of its securities or interests to investors, all as amended from time to time.
(i)    “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.
(j)    “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(k)    “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.
(l)    “Management” means (i) the Company’s officers, directors and employees (if any), and (ii) the then-current investment adviser and sub-advisor(s) (if any), including any officers, directors, employees or agents of the then-current investment adviser and sub-advisor(s) (if applicable) who are responsible for the day to day operations and management of the Company.
(m)    “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.
(n)    “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.
(o)     “Services” means the services listed in Schedule A.
(p)    “ALPS Associates” means ALPS and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.
(q)    “ALPS Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by ALPS in connection with its performance of the Services.
(r)    “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.
1.2.    Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.
1.3.    Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.
1.4.    Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
1.5.    The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees
2.1.    Subject to the terms of this Agreement, ALPS will perform the Services set forth in Schedule A for Company. ALPS shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Company requests to change the Services, including those necessitated by a change to the Governing Documents of Company or changes in applicable Law, will only be binding on ALPS when they are reflected in an amendment to Schedule A.
2.2.    Company agrees to pay, the fees, charges and expenses set forth in Schedule B and subject to the terms of this Agreement.
2.3.    In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by ALPS to one or more of its Affiliates or other Persons (and any required Company consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by ALPS. If ALPS delegates any Services, (i) such delegation

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shall not relieve ALPS of its duties and obligations hereunder, (ii) in respect of Personal Data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of ALPS, and (iii) if required by applicable Law, ALPS will identify such agents and the Services delegated and will update Company when making any material changes in sufficient detail to enable Company to object to a particular arrangement.
2.4.    After the first anniversary date of the Agreement and on each year thereafter, the minimum fees reflected in Schedule B will incur an annual cost of living increase based on any increase in the Annual Average Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Aurora-Lakewood area, as published each January by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties. ALPS will provide notice to Administrator of the amount of such cost of living increase prior to its implementation.

3.	Responsibilities
3.1.    The management and control of Company are vested exclusively in the Company. The Company and its Management is responsible for and will make all decisions, perform all management functions relating to the operation of Company, and shall authorize and are responsible for all transactions. Without limiting the foregoing, Company and Adviser shall:
(a)    Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Company.
(b)    Evaluate the accuracy and accept responsibility for the results of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform ALPS of any errors it is in a position to identify.
(c)    Provide, or cause to be provided, and accept responsibility for, valuations of Company’s assets and liabilities in accordance with Company’s written valuation policies.
(d)    Provide ALPS with timely and accurate information including trading and Company investor records, valuations and any other items required by ALPS in order to perform the Services and its duties and obligations hereunder.
3.2.    The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by ALPS as a support function to Company and do not limit or modify Company’s responsibility for determining the value of Company’s assets and liabilities.
3.3.    Company and Adviser are exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Company’s responsibility to provide all final Company Governing Documents as of the Effective Date. Company or Adviser will notify ALPS in writing of any changes to the Company Governing Documents that may materially impact the Services and/or that affect Company’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. ALPS is not responsible for monitoring compliance by Company, Adviser or Management with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.
3.4.    In the event that Market Data is supplied to or through ALPS Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Company and Adviser in connection with the Services and (ii) not be disseminated by Company or Adviser or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither ALPS nor any Data Supplier shall be liable to Company or Adviser or any other Person for any Losses with respect to Market Data, reliance by ALPS Associates or Company or Adviser on Market Data or the provision of Market Data in connection with this Agreement.
3.5.    Company and Adviser shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to ALPS, all Client Data and the then most current version of all Company Governing Documents and any other material agreements relating to the Company. Company and Adviser shall arrange with each such Person to deliver such information and materials on a timely basis, and ALPS will not be required to enter any agreements with that Person in order for ALPS to provide the Services.

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3.6.    Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith, ALPS Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature from the Company, the Adviser, or Data Supplier received by ALPS Associates in connection with the performance of the Services and ALPS’s duties and obligations hereunder, without further enquiry or liability.
3.7.    Notwithstanding anything in this Agreement to the contrary, if ALPS is in doubt as to any action it should or should not take in its provision of Services, ALPS Associates may request directions, advice or instructions from the Company, Adviser, or as applicable, its Management, custodian or other service providers. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, the Company and Adviser will make available to and ALPS Associates may request advice from counsel for any of the Company, the Company’s independent board members, or the Company’s Management (including its investment adviser or sub-adviser), each at the Company’s expense.
3.8.    Company and Adviser agree that, to the extent applicable, if officer position(s) are filled by ALPS Associates, such ALPS Associate(s) shall be covered by the Company’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Company shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Company on substantially the same terms as such coverage is provided for the other persons serving as officers of the Company after such persons are no longer officers of the Company; or (iii) continued in the event the Company merges or terminates, on substantially the same terms as such coverage is continued for the other Company officers (but, in any event, for a period of no less than six years). The Company and Adviser shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

4.	Term
4.1.    The initial term of this Agreement will be from the Effective Date and shall continue thereafter through the period that ends three (3) years after the Effective Date (the “Initial Term”). Thereafter, this Agreement will automatically renew for successive annual periods (each, a “Renewal Term” and collectively with the Initial Term, each a “Term”) unless terminated by either party upon not less than ninety (90) days’ written notice to the other party.

5.	Termination
5.1.    ALPS or the Company also may, by written notice to the other, terminate this Agreement for cause immediately at any time, without penalty, with default and without the payment of any liquidated damages. For purposes of this Section 5, “cause” shall mean:
(a)    The other Party’s willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations and responsibilities set forth in this Agreement;
(b)    In the event the other Party is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against the other Party which result in a determination that the other Party has violated, or has caused another Party to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by another Party of which the other Party had knowledge;
(c)    The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach;
(d)    The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) becomes subject to a material Action or an Action that the other Party (not subject to such Action) reasonably determines could cause reputational harm, or (v) where the other Party is the Company, material changes in Company’s Governing Documents or the assumptions set forth in Section 1 of Schedule B are determined by ALPS, in its reasonable discretion, to materially affect the Services or to be materially adverse to ALPS.

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If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.
5.2.    Upon delivery of a termination notice, subject to the receipt by ALPS of all then-due fees, charges and expenses, ALPS shall continue to provide the Services up to the effective date of the termination notice; thereafter, ALPS shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A executed by ALPS. In the event of the termination of this Agreement, ALPS shall provide exit assistance by promptly supplying requested Client Data to the Company, the Adviser or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in Schedule B for the balance of the unexpired portion of the Term. In the event that Company or Adviser wishes to retain ALPS to perform additional transition or related post-termination services, including providing data and reports in new formats, the Company, Adviser and ALPS shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A and/or Schedule B, as appropriate.
5.3.    Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by ALPS for Company after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

6.	Limitation of Liability and Indemnification
6.1.    Notwithstanding anything in this Agreement to the contrary, ALPS Associates shall not be liable to Company or Adviser or Management for any action or inaction of any ALPS Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of ALPS in the performance of ALPS’s duties or obligations under this Agreement. Under no circumstances shall ALPS Associates be liable to Company, Adviser or Management for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Company and Adviser shall indemnify, defend and hold harmless ALPS Associates from and against Losses (including legal fees and costs to enforce this provision) that ALPS Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties. Any expenses (including legal fees and costs) incurred by ALPS Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Company or Adviser on a quarterly basis prior to the final disposition of such matter upon receipt by Company or Adviser of an undertaking by ALPS to repay such amount if it shall be determined that an ALPS Associate is not entitled to be indemnified. The maximum amount of cumulative liability of ALPS Associates to Company and Adviser for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by that Company or Adviser to ALPS under this Agreement for the most recent 12 months immediately preceding the date of the event giving rise to the Claim.

7.	Representations and Warranties
7.1.    Each Party represents and warrants to each other Party that:
(a)    It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.
(b)    Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.
(c)    It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

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(d)    The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.
7.2.    Company and Adviser each represents and warrants to ALPS, as applicable, that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with its Governing Documents and other corporate actions thereof; (ii) it is (1) in the case of the Company, a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as a closed-end management investment company and (2) in the case of the Adviser, a limited liability company duly organized and existing and in good standing under the laws of the state of Delaware; (iii) it is empowered under applicable laws and by its Governing Documents to enter into and perform this Agreement; (iv) the Board of Trustees of the Company has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify ALPS of (1) any Action against it and (2) changes (or pending changes) in applicable Law with respect to Company that are relevant to the Services.

8.	Client Data
8.1.    Company and Adviser (i) will provide or ensure that other Persons provide all Client Data to ALPS in an electronic format that is acceptable to ALPS (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between ALPS and Company, all Client Data shall remain the property of the Company to which such Client Data relate. Client Data shall not be used or disclosed by ALPS other than in connection with providing the Services and as permitted under Section 11.2. ALPS shall be permitted to act upon instructions from Management and Adviser with respect to the disclosure or disposition of Client Data related to Company, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.
8.2.    ALPS shall maintain and store material Client Data used in the official books and records of Company for a rolling period of seven (7) years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

9.	Data Protection
9.1.    From time to time and in connection with the Services ALPS may obtain access to certain personal data from Company or from Company investors and prospective investors. Personal data relating to Company and its Affiliates, members, shareholders, directors, officers, partners, employees and agents and of Company investors or prospective investors will be processed by and on behalf of ALPS. Company consents to the transmission and processing of such data outside the jurisdiction governing this Agreement in accordance with applicable Law and consistent with the terms of the Agreement.

10.	ALPS Property
10.1.    ALPS Property is and shall remain the property of ALPS or, when applicable, its Affiliates or suppliers. Neither Company, Adviser, nor Management nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any ALPS Property, except as specifically set forth herein. Company and Adviser shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by ALPS to receive the same, any information concerning the ALPS Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality
11.1.    Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.
11.2.    Each Party may disclose the other Party’s Confidential Information:

i.
In the case of Company, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Company Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. Company shall ensure compliance by Company Representatives with Section 11.1.

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ii.
In the case of ALPS, to Company and each ALPS Associate, Company Representative, investor, Company, Adviser or Management, bank or broker, Company or Management counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out ALPS’s duties under or enforcing this Agreement. ALPS shall ensure compliance by ALPS Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

iii.
As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3.    Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.
11.4.    ALPS’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. ALPS shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of ALPS in connection with the Services.
11.5.    Upon the prior written consent of the Management, Company or Adviser, ALPS shall have the right to identify Company, Management or Adviser in connection with its marketing-related activities and in its marketing materials as a client of ALPS. Upon the prior written consent of ALPS, Company, Adviser or Management shall have the right to identify ALPS and to describe the Services and the material terms of this Agreement in the offering documents of Company. This Agreement shall not prohibit ALPS from using any Company or Management data (including Client Data) in tracking and reporting on ALPS’s clients generally or making public statements about such subjects as its business or industry; provided that neither Company, Adviser, nor Management is named or reasonably identifiable in such public statements without its prior written consent. If the Services include the distribution by ALPS of notices or statements to investors, ALPS may, upon advance notice to Company, include reasonable notices describing those terms of this Agreement relating to ALPS and its liability and the limitations thereon; if investor notices are not sent by ALPS but rather by Company or some other Person, Company and Adviser will reasonably cooperate with any request by ALPS to include such notices. Company and Adviser shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that ALPS is (i) providing valuations with respect to the securities, products or services of Company or Management, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Company, Adviser or Management, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Company, Management or any of their respective assets, investors or customers.

12.	Notices
12.1.    Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier; (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.
If to ALPS:
ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, CO 80203
Attention: General Counsel
Tel:    []
E-mail:    richard.noyes@alpsinc.com

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If to Company:
CIM Real Assets & Credit Fund
2398 East Camelback Road, 4th Floor
Phoenix, AZ 85016
Attention: Chief Financial Officer & Treasurer
Tel:    []
E-mail:    ndebacker@cimgroup.com

If to Adviser:
CIM Capital IC Management, LLC
4700 Wilshire Boulevard
Los Angeles, CA 90010
Attention: President
Tel:    []
E-mail:    dthompson@cimgroup.com

13.	Miscellaneous
13.1.    Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No ALPS Associate has authority to bind ALPS in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.
13.2.    Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Company or Adviser, in whole or in part, whether directly or by operation of Law, without the prior written consent of ALPS. ALPS may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of ALPS, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of ALPS’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.
13.3.    Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.
13.4.    Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.
13.5.    Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of ALPS Associates related to the Services and the subject matter of this Agreement, and no ALPS Associate shall have any liability to Company, Adviser or any other Person for, and Company and Adviser hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.
13.6.    Force Majeure. ALPS will not be responsible for any Losses of property in ALPS Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. ALPS shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

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13.7.    Non-Exclusivity. The duties and obligations of ALPS hereunder shall not preclude ALPS from providing services of a comparable or different nature to any other Person. Company and Adviser understands that ALPS may have relationships with Data Suppliers and providers of technology, data or other services to Company and Adviser and ALPS may receive economic or other benefits in connection with the Services provided hereunder.
13.8.    No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.
13.9.    No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, neither Company, Adviser, nor Management will directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of ALPS or its Affiliates that provided services directly to, or was otherwise in direct contact with, Company, Adviser or Management in connection with the performance of the Services provided under this Agreement without the consent of ALPS; provided, however, that the foregoing shall not prevent Company, Adviser or Management from soliciting employees through general advertising not targeted specifically at any or all ALPS Associates. If Company, Adviser or Management employs or engages any ALPS Associate during the term of this Agreement or the period of 12 months thereafter, such entity shall pay for any fees and expenses (including recruiters’ fees) incurred by ALPS or its Affiliates in hiring replacement personnel as well as any other remedies available to ALPS.
13.10.    No Warranties. Except as expressly listed herein, ALPS and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. ALPS disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.
13.11.    Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.
13.12.    Testimony. If ALPS is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Company in any Action to which Company, Adviser or Management is a party or that is otherwise directly related to Company, Company shall reimburse ALPS for all costs and expenses, including the time of its professional staff at ALPS’s standard rates and the cost of legal representation, that ALPS reasonably incurs in connection therewith.
13.13.    Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to ALPS Associates and Data Suppliers.
13.14.    Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.
*    *    *

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This Agreement has been entered into by the Parties as of the Effective Date.

ALPS FUND SERVICES, INC.		CIM REAL ASSETS & CREDIT FUND
By:	/s/ Rahul Kanwar	By:	/s/ Nathan D. DeBacker
Name:	Rahul Kanwar	Name:	Nathan D. DeBacker
Title:	Authorized Representative	Title:	Chief Financial Officer and Treasurer

CIM CAPITAL IC MANAGEMENT, LLC
By:	/s/ David Thompson
Name:	David Thompson
Title:	Vice President

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Schedule A
Services

A.	General

1.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

2.	Company and Adviser acknowledges that ALPS’s ability to perform the Services is subject to the following dependencies (in addition to any others described in the Agreement):

(i)
Company, Adviser, Management and other Persons that are not employees or agents of ALPS whose cooperation is reasonably required for the ALPS to provide the Services providing cooperation, information and, as applicable, instructions to ALPS promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Company, Adviser, Management and other Persons that are not employees or agents of ALPS remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to ALPS Associates in connection with the Services by any Person.

(iv)	Company, Adviser and Management informing ALPS on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)
Any warranty, representation, covenant or undertaking expressly made by Company or Adviser under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)
ALPS’s timely receipt of the then most current version of Company Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and ALPS Web Portal and other application User information.

B.	Services to be Provided

1.
The following Services will be performed by ALPS under this Agreement and, as applicable, are contingent on the performance by Company of its duties and obligations otherwise contained in this Agreement.

Fund Administration

(i)	Prepare annual and semi-annual financial statements

(ii)	Utilizing templates for standard layout and printing

(iii)	Prepare Forms N-CEN, N-CSR, N-Q, N-CEN and N-PORT

(iv)	Host annual audits

(v)	Calculate monthly SEC standardized total return performance figures

(vi)	Prepare required reports for quarterly Board meetings

(vii)	Monitor expense ratios

(viii)	Maintain budget vs. actual expenses

(ix)	Manage fund invoice approval and bill payment process

(x)	Assist with placement of Fidelity Bond and E&O insurance

(xi)	Coordinate reporting to outside agencies including Morningstar, etc.

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Fund Accounting

(i)	Calculate NAVs as required by the Trust and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

(ii)	Transmit net asset values to the advisor, NASDAQ, Transfer Agent & other third parties

(iii)	Reconcile cash & investment balances with the custodian

(iv)	Provide data and reports to support preparation of financial statements and filings

(v)	Prepare required Company Accounting records in accordance with the 1940 Act

(vi)	Obtain and apply security valuations as directed and determined by the Company consistent with the Company’s pricing and valuation policies

(vii)	Participate, when requested, in Fair Value Committee meetings as a non-voting member
Tax Administration

(i)	Perform pre-trade analysis on illiquid investments to maintain RIC status of the fund

(ii)	Calculate dividend and capital gain distribution rates

(iii)	Prepare ROCSOP and required tax designations for Annual Report

(iv)	Prepare and coordinate filing of income and excise tax returns

(a)	Audit firm to sign all returns as paid preparer

(v)	Calculate/monitor book-to-tax differences

(vi)	Provide quarterly Subchapter M compliance monitoring and reporting

(vii)	Provide tax re-allocation data for shareholder 1099 reporting

(viii)	Coordinate the preparation and filing of quarterly repurchase or tender offers
Legal Administration

(i)	Preparation of Repurchase Offer Notices (“Notices”) and circulation of notices to client, fund counsel, internal ALPS personnel, and DST (including drafts)

(ii)	Two notices are prepared; a notice for direct shareholders and a notice for shareholders holding through an intermediary.

(iii)	Coordinate annual updates to one prospectus for the Company and the statement of additional information

(iv)	Coordinate standard layout and printing of a Prospectus for the Company

(v)	File Forms N-CSR, N-PX and N-23c-3

(vi)	Coordinate EDGARization and filing of above-referenced SEC documents

(vii)	Prepare, compile and distribute quarterly board meeting materials

(viii)	Participate in quarterly board meetings and prepare initial drafts of quarterly meeting minutes
Compliance Administration

(i)	Perform daily prospectus & SAI, SEC investment restriction monitoring

(ii)	Provide warning/Alert notification with supporting documentation

(iii)	Provide client access to automated compliance testing platform

(iv)	Provide quarterly compliance testing certification to Board of Trustees

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C.	Additional Terms Applicable to the Services

1.
The Company and Adviser acknowledges that ALPS may rely on and shall have no responsibility to validate the existence of assets reported by the Company, its Management, Adviser, the Company’s custodian or other Company service provider, other than ALPS’ completion of a reconciliation of the assets reported by the parties. The Company and Adviser acknowledges that it is the sole responsibility of the Company to validate the existence of assets reported to ALPS. ALPS may rely, and has no duty to investigate the representations of the Company, its Management, Adviser, the Company’s custodian or other Company service provider.

2.
ALPS shall utilize one or more pricing services, as directed by the Company. The Trust shall identify in writing to ALPS the pricing service(s) to be utilized on behalf of the Company. For those securities where prices are not provided by the pricing service(s), the Company shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to ALPS the resulting price(s). In the event the Company desires to provide a price that varies from the price provided by the pricing service(s), the Company shall promptly notify and supply ALPS with the valuation of any such security on each valuation date. All pricing changes made by the Company will be provided to ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

D.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, ALPS:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of Company or Adviser.

(iv)	Is not responsible for determining the valuation of Company’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of Company.

(vi)	Is not Company’s tax or legal advisor and does not provide any tax or legal advice.

(vii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.
If ALPS allows Company, Adviser, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from ALPS and/or (ii) issue instructions to ALPS via web portals or other similar electronic mechanisms hosted or maintained by ALPS or its agents (“Web Portals”):

(i)
Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by ALPS (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Company shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify ALPS promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Company, Adviser, or Management or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Company shall not be effective until ALPS has confirmed receipt and execution of such change.

(ii)
ALPS grants to the Company and Adviser a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Company and Adviser will ensure that any use of access to any Web Portal is in accordance with ALPS’s terms of use, as noticed to the

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Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)
Company and Adviser will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the web portal. Company and Adviser will not remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	ALPS reserves all rights in ALPS systems and in the software that are not expressly granted to Company or Adviser hereunder.

(v)	ALPS may discontinue or suspend the availability of any Web Portals at any time without prior notice; ALPS will endeavor to notify Company or Adviser as soon as reasonably practicable of such action.

3.
Notwithstanding anything in this Agreement to the contrary, Company has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by ALPS are the responsibility of Company and are subject to review and approval by Company and Company’s auditors, or tax preparers, as applicable and ALPS bears no responsibility for reliance on tax calculations and memoranda prepared by ALPS.

4.
ALPS shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that ALPS may elect to provide these services only upon Company agreement in writing to separate fees in the event responding to such requests becomes, in ALPS’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to Company and Adviser if they are made available to Company online through ALPS’s Web Portal.

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Schedule B
Fees and Expenses

1.	Fees

(a)	Assumptions
The Parties have agreed to the fees based on the portfolio investment, trading activity levels and other assumptions set forth in the proposal dated April 11, 2019. For the avoidance of any doubt, the fees, including any minimum fees apply irrespective of whether any of the assumptions have been met; provided, however increases in complexity of the assumptions may result in additional charges.

(b)	Fund Administration, Fund Accounting, Tax Administration, Legal Administration and Compliance Administration Services
All fees will be calculated daily and billed monthly by ALPS. The fees to be paid to ALPS by the Company shall be the GREATER OF (i) an annual minimum fee of $200,000* per Company, OR (ii) the results of an application of the following basis point fee schedule on the Company’s Average Daily Assets (defined as the Company’s total assets, including assets attributable to leverage, minus liabilities (other than debt representing leverage and any preferred stock that may be outstanding)):

Average Daily Assets	Annual Basis Point Fee
Between $0 through $250m	8.0
$250m up to $500m	6.0
$500m up to $1.25b	4.0
$1.25b and above	3.5
* Indicates that the minimum fee is subject to an annual cost of living adjustment as described in Section 2.4 of the Agreement.
The minimum fee shall increase $10,000 per each additional share class above one (1) share class.

(c)	Mutual Fund Profile II Database Fees

Description	Fee
MFPII Database Set-up: ALPS will establish all fund portfolios, share classes and Cusip data for the Trust in the Mutual Fund Profile II Database.	$1,000 one-time setup fee
MFPII Database Ongoing: ALPS will maintain and update all fund data in the MFPS II database as required, including any new funds and CUSIPS that are launched, at least annually or when notified by DTCC of any variances.
$1,000 annual fee* (billed monthly)
* Indicates that the minimum fee is subject to an annual cost of living adjustment as described in Section 2.4 of the Agreement.

2.	Fees for Additional Services; Expenses
Except to the extent Services are listed in Schedule A and fixed fees are provided above, fees for conversion, setup and implementation, tax related services, financial statements and audit support, data extracts, development work, customized reports and other services not listed in this Agreement will be billed at ALPS’s standard rates. Fees for reviews of Client Data maintained by ALPS by Government Authorities in connection with those authorities’ oversight or regulation of Company or otherwise not caused by ALPS also will be billed at ALPS’ standard rates if applicable.

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Fees assume that Company will supply trades and other required data in either (i) industry standard file formats, i.e., commercially available Order Management System (OMS) or SWIFT formats, or (ii) ALPS standard formats. Any other file formats that require ALPS development will be billed separately at ALPS standard rates. These development charges are not included in the listed conversion fees, if any.
Any and all charges for Market Data and, as may be agreed in writing, fees for ALPS calculated values for over the counter derivatives will be billed to Company separately. If Company requests that ALPS use Market Data licensed by Company in connection with the Services, then ALPS shall charge a set-up fee of $3,000 and a monthly maintenance fee of $250 for each such Data Supplier. In addition to any fees, reasonable out-of-pocket expenses, including expenses incurred by ALPS for travel, lodging, meals, telephone, shipping, duplicating and cost of data will be billed to Company.
For any work to be billed at ALPS’s standard rates, estimates will be provided prior to work being started.
Background Check
ALPS may itself and through its agents conduct a background check on Company, management and any of their respective Affiliates, members, shareholders, directors, officers, partners, employees, agents and contractors (including submitting personal information to a credit reference agency). Company will cooperate with ALPS in providing and/or obtaining information necessary to conduct the background check. ALPS may terminate the Agreement within 30 days of receipt of the results of the background check if ALPS, in its sole discretion, determines that it is inadvisable for ALPS to provide services under the Agreement.

3.	Payment and Fee Changes
Payment shall be made to ALPS or its Affiliates by wire transfer or at the address on the fee statement or invoice or at such other address as ALPS may specify. Unless otherwise stated, fees are billed monthly in advance and are due and payable in advance on the first day of each calendar month. Bills for expenses are due and payable upon receipt of ALPS’s invoice. Payment for fees and expenses may be made automatically by auto-debit to the account designated by Company upon Company approval of the applicable invoice.
A late payment charge of 1½% per month, or the maximum rate allowed by Law, whichever is less, will be added to all amounts due under this Agreement if they are not paid within 30 days of the due date. If an invoice turned over for collection, Company shall pay all of ALPS’s collection costs, including attorney’s fees. ALPS reserves the right, in its sole discretion to discontinue all Services upon 10 days’ written notice to Company without any liability to Company, or any other Person if an invoice is more than 30 days past due on any amounts owed to ALPS under this Agreement.
Company is responsible for payment for all billed and unbilled fees through the date of termination of this Agreement. ALPS shall have the right to withhold Services, documentation and records until such amounts have been paid.
Company shall reimburse ALPS for any applicable sales, use, property or other taxes and customs duties paid or payable by ALPS in connection with the Services or property (such as Market Data) delivered in connection with this Agreement. Company shall have no liability for any taxes based upon the net income of ALPS. All taxes owed by Company hereunder shall become due and payable when billed by ALPS to Company, or when assessed, levied or billed by the appropriate tax authority, even if such billing occurs subsequent to termination of this Agreement. When ALPS’s contracting entity is a U.S. corporation, Company shall recognize ALPS as such for purposes of any government and double taxation convention.
All amounts payable to ALPS hereunder are payable in United States dollars.
ALPS reserves the right to review and increase its fees upon the prior approval of Company. If ALPS proposes a fee amendment, the amendment will become effective as agreed in writing between the Parties. If no agreement is reached within 15 days of ALPS’s proposal, ALPS may terminate this Agreement upon 90 days written notice to Company. Such termination is effective at the end of the next calendar quarter ending not less than 90 days following the date of the termination notice.
4.    Other Expenses
Company shall be responsible for security pricing and data fees, Bloomberg fees, Gainskeeper fees, PFIC Analyzer, bank loan sub-accounting fees, Blue Sky permit processing fees and state registration fees, SSAE 18 control review reports, travel expenses to Board meetings and on-site reviews, typesetting, printing, filing and mailing fees (including additional fees or surcharges related to expedited typesetting, printing, filing and mailing events), FINRA advertising/

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filing fees (including additional ALPS fees for expedited reviews), registered representative state licensing fees, fulfillment costs, confirmations and investor statements, postage, statement paper, IRA custodial fees, NSCC interface fees, wire fees and other bank charges, E*Delivery services, customized programming/enhancements, enhanced reporting activities and other expenses incurred in connection with the performance of its duties under its Agreement with the Company and administrative handling fees attributable to management of such expenses.

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